EXHIBIT  99.1

FOR RELEASE

Date: January 24, 2020

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Record High Net Income for the Quarter Ended December 31, 2019 and Branch Expansion in Albany County

Catskill, N.Y. – January 24, 2020-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three and six months ended December 31, 2019.  Net income for the three and six months ended December 31, 2019 was $5.1 million, or $0.60 per basic and diluted share, and $10.0 million, or $1.17 per basic and diluted share, respectively, as compared to $4.6 million, or $0.54 per basic and diluted share, and $9.0 million, or $1.05 per basic and diluted share, for the three and six months ended December 31, 2018, respectively.  Net income increased $529,000, or 11.5%, when comparing the three months ended December 31, 2019 and 2018, and increased $1.0 million, or 11.1%, when comparing the six months ended December 31, 2019 and 2018.

Total assets for the Company were $1.4 billion at December 31, 2019, primarily consisting of $525.0 million of total securities and $851.1 million of net loans.  Deposits totaled $1.2 billion at December 31, 2019, consisting of retail, business and municipal banking relationships.  The Bank of Greene County operates 16 full-service banking offices, with operations and lending centers located in the Capital District and Hudson Valley Regions of New York State.

Donald Gibson, President & CEO stated; “I am proud to announce a new milestone for our Bank. For the first time in our Bank’s history our quarterly net income has exceeded $5 million! In fact, I am pleased to report record high net income for both the three and six month periods ended December 31, 2019.”

Gibson continued: “In addition to solid financial performance, we recently announced our further geographic expansion in Albany County with plans to open a new branch office located at 103 Wolf Road in the Town of Colonie. We are very excited to be opening our Bank’s third branch in Albany County. While we have not set a definite date for a branch opening, we have targeted the second quarter of 2020 for the grand opening.”

Selected highlights for the three and six months ended December 31, 2019 are as follows:

Net Interest Income and Margin
•
Net interest income increased $916,000 to $10.9 million for the three months ended December 31, 2019 from $10.0 million for the three months ended December 31, 2018. Net interest income increased $1.1 million to $21.4 million for the six months ended December 31, 2019 from $19.7 million for the six months ended December 31, 2018. These increases in net interest income were primarily the result of growth in the average balance of interest-earning assets, with continued growth in loans and securities, funded primarily from growth in deposits. Average loan balances increased $91.4 million and $85.4 million while the yield on loans increased two basis points and six basis points when comparing the three and six months ended December 31, 2019 and 2018, respectively.   Average securities increased $123.3 million and $83.0 million and the yield on such securities decreased 22 basis points and nine basis points when comparing the three and six months ended December 31, 2019 and 2018. The increase in interest income was partially offset by an increase in interest expense primarily the result of increases in the rates paid on interest-bearing liabilities, most notably NOW deposit accounts.  The average balance of NOW deposits grew by $253.2 million and $221.1 million when comparing the three and six months ended December 31, 2019 and 2018.  The rate paid on these NOW accounts increased by 27 basis points and 33 basis points when comparing the three and six months ended December 31, 2019 and 2018. This growth in higher costing deposits was the result of promotions within the Company’s newer markets targeting new business, municipal and retail customers.

•
Net interest rate spread and margin both decreased when comparing the three and six months ended December 31, 2019 and 2018. Net interest rate spread decreased 38 basis points to 2.99% for the three months ended December 31, 2019 compared to 3.37% for the three months ended December 31, 2018. Net interest margin decreased 36 basis points to 3.11% for the three months ended December 31, 2019 compared to 3.47% for the three months ended December 31, 2018. Net interest rate spread and margin decreased 28 basis points and 26 basis points to 3.06% and 3.18%, respectively, for the six months ended December 31, 2019 compared to 3.34% and 3.44%, respectively, for the six months ended December 31, 2018.  Decreases in net interest spread and margin resulted primarily from the result of the higher cost of interest-bearing liabilities and lower yields on securities, partially offset by growth in average loan and securities balances.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 3.29% and 3.65% for the three months ended December 31, 2019 and 2018, respectively, and was 3.36% and 3.61% for the six months ended December 31, 2019 and 2018, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $690,000 and $354,000 for the three months ended December 31, 2019 and 2018, respectively, and amounted to $1.2 million and $708,000 for the six months ended December 31, 2019 and 2018, respectively. This increase was due to the growth in gross loans as well as an increase in loans adversely classified.  Loans classified as substandard or special mention totaled $24.7 million at December 31, 2019 compared to $17.1 million at June 30, 2019, an increase of $7.6 million. Reserves on these loans totaled $1.9 million at December 31, 2019 compared to $1.5 million at June 30, 2019, an increase of $395,000. The increase in classified loans was primarily due to the downgrade of a construction loan to special mention during the six months ended December 31, 2019 as a result of project cost overruns and several delinquent payments. No loans were classified as doubtful or loss at December 31, 2019 or June 30, 2019. Allowance for loan losses to total loans receivable was 1.62% at December 31, 2019, and 1.65% at June 30, 2019.

•
Net charge-offs for the three months ended December 31, 2019 totaled $149,000 compared to a net recovery for the three months ended December 31, 2018 of $11,000.  Net charge-offs totaled $457,000 and $59,000 for the six months ended December 31, 2019 and 2018, respectively.  This increase in charge-off activity was primarily within the commercial loan and consumer loan portfolios. Commercial loan net charge-offs totaled $168,000 for the six months ended December 31, 2019 compared to a net recovery of $153,000 for the six months ended December 31, 2018. Consumer loan net charge-offs totaled $198,000 and $129,000 for the six months ended December 31, 2019 and 2018, respectively, an increase of $69,000.  The increase in the consumer loan portfolio is the result of an increase in charge-offs related to the deposit overdraft protection program, and is due to the significant growth in the number of checking accounts with overdraft protection as well as a recent increase in the amount of protection provided per account.

•
Nonperforming loans amounted to $3.4 million and $3.6 million at December 31, 2019 and June 30, 2019, respectively. Nonperforming assets were 0.25% and 0.29% of total assets, and nonperforming loans were 0.40% and 0.46% of net loans at December 31, 2019 and June 30, 2019, respectively.  Nonperforming assets to total assets were 0.31% and nonperforming loans to net loans were 0.48%, at December 31, 2018.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $175,000, or 8.2%, and totaled $2.3 million and $2.1 million for the three months ended December 31, 2019 and 2018.  Noninterest income increased $389,000, or 9.3%, and totaled $4.6 million and $4.2 million for the six months ended December 31, 2019 and 2018.  This increase was primarily due to increases in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards, as well as increased monthly or transactional service charges on deposit accounts. Investment services income also increased during the period due to higher sales volume of investment products.

•
Noninterest expense increased $288,000 or 4.6%, to $6.5 million for the three months ended December 31, 2019 as compared to $6.2 million for the three months ended December 31, 2018. Noninterest expense increased $749,000, or 6.1%, to $13.0 million for the six months ended December 31, 2019, compared to $12.2 million for the six months ended December 31, 2018.  This increase, during the three and six months ended December 31, 2019, was primarily due to an increase in salaries and employee benefits expenses resulting from additional staffing for a new branch located in Kinderhook-Valatie, New York, which opened in July 2019. As the Company continues to grow, staffing was also increased within our lending department, customer service center and investment center. This increase was partially offset by a decrease in FDIC insurance premiums.  In January 2019, the FDIC provided notification to the Company that a credit in the amount of $177,000 was calculated for The Bank of Greene County, and a credit in the amount of $91,000 was calculated for Greene County Commercial Bank, based on a change in assessments under FDIC regulations resulting from the Deposit Insurance Fund Reserve Ratio reaching 1.36%.  The Deposit Insurance Fund reserve ratio was above 1.38% as of June 30, 2019 and September 30, 2019, and therefore, the FDIC offset regular deposit insurance assessments with credits on the September and December 2019 invoices.  The Company received credits totaling $120,000 and $228,000 during the three and six months ended December 31, 2019.  This credit was applied against FDIC insurance premiums expense.

Income Taxes
•
Provision for income taxes directly reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements.  The effective tax rate was 14.8% and 15.4% for the three and six months ended December 31, 2019, compared to 17.2% and 18.0% for the three and six months ended December 31, 2018.   The statutory tax rate is impacted by the benefits derived from tax exempt bond and loan income, the Company’s real estate investment trust subsidiary income, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate.

Balance Sheet Summary
•	Total assets of the Company were $1.4 billion at December 31, 2019 and $1.3 billion at June 30, 2019, an increase of $174.5 million, or 13.8%.
•
Securities available-for-sale and held-to-maturity increased $98.1 million, or 23.0%, to $525.0 million at December 31, 2019 as compared to $426.9 million at June 30, 2019.  Securities purchases totaled $184.3 million during the six months ended December 31, 2019 and consisted of $132.5 million of state and political subdivision securities and $41.0 million of mortgage-backed securities, $7.3 million of other securities, and $3.5 million of corporate securities.  Principal pay-downs and maturities during the six months amounted to $85.4 million, of which $18.0 million were mortgage-backed securities, $58.5 million were state and political subdivision securities, $8.3 million were U.S. government sponsored enterprises and $0.6 million were other securities.

•
Net loans receivable increased $65.4 million, or 8.3%, to $851.1 million at December 31, 2019 from $785.7 million at June 30, 2019.  The loan growth experienced during the six months consisted primarily of $20.3 million in commercial construction loans, $30.8 million in commercial real estate loans, $10.7 million in commercial loans, $2.1 million in residential mortgages, $1.2 million in multi-family mortgage loans and $1.2 million in residential construction and land loans.  This growth was partially offset by a $441,000 decrease in home equity loans, and $784,000 increase in allowance for loan losses. The continued strong loan growth is the result of our recent expansion within our Ulster, and Columbia County market areas, as well as through loan participations with other banks within the Capital and Hudson Valley Regions.

•
Deposits totaled $1.2 billion at December 31, 2019 and $1.1 billion at June 30, 2019, an increase of $124.1 million, or 11.1%. Noninterest-bearing deposits increased $2.6 million, or 2.4%, NOW deposits increased $123.1 million, or 19.0%, and savings deposits increased $2.3 million, or 1.1% when comparing December 31, 2019 and June 30, 2019.  These increases were offset by a decrease in money market deposits of $3.4 million, or 3.0%, and a decrease in certificates of deposits of $564,000, or 1.5%, when comparing December 31, 2019 and June 30, 2019. Deposits increased during the six months ended December 31, 2019 as a result of an increase in municipal deposits at Greene County Commercial Bank, primarily from tax collection, and new account relationships resulting from promotions in newer markets.

•
Borrowings for the Company amounted to $48.9 million in overnight borrowings and $12.6 million of term borrowings, with the Federal Home Loan Bank of New York, at December 31, 2019, compared to $8.0 million of overnight borrowings and $13.6 million of term borrowings, with the Federal Home Loan Bank of New York, at June 30, 2019.  The increase in overnight borrowings was the result of growth in interest-earning assets.

•
Shareholders’ equity increased to $120.5 million at December 31, 2019 from $112.4 million at June 30, 2019, resulting primarily from net income of $10.0 million and a decrease in other accumulated comprehensive loss of $385,000, partially offset by dividends declared and paid of $1.4 million. On September 17, 2019, the Board of Directors of the Company adopted a stock repurchase program.  Under the repurchase program, the Company may repurchase up to 200,000 shares of its common stock.  Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  At December 31, 2019, the Company had repurchased 1,400 shares.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

(END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Three Months Ended December 31,		At or for the Six Months Ended December 31,
Dollars in thousands, except share and per share data	2019	2018	2019	2018
Interest income	$13,197	$11,406	$25,805	$22,403
Interest expense	2,286	1,411	4,394	2,751
Net interest income	10,911	9,995	21,411	19,652
Provision for loan losses	690	354	1,241	708
Noninterest income	2,316	2,141	4,582	4,193
Noninterest expense	6,535	6,247	12,957	12,208
Income before taxes	6,002	5,535	11,795	10,929
Tax provision	889	951	1,819	1,965
Net Income	$5,113	$4,584	$9,976	$8,964

Basic and diluted EPS	$0.60	$0.54	$1.17	$1.05
Weighted average shares outstanding	8,537,010	8,537,814	8,537,412	8,537,814
Dividends declared per share [4]	$0.11	$0.10	$0.22	$0.20

Selected Financial Ratios
Return on average assets[1]	1.44%	1.57%	1.46%	1.55%
Return on average equity[1]	17.29%	18.03%	17.16%	17.98%
Net interest rate spread[1]	2.99%	3.37%	3.06%	3.34%
Net interest margin[1]	3.11%	3.47%	3.18%	3.44%
Fully taxable-equivalent net interest margin[2]	3.29%	3.65%	3.36%	3.61%
Efficiency ratio[3]	49.41%	51.47%	49.85%	51.20%
Non-performing assets to total assets			0.25%	0.31%
Non-performing loans to net loans			0.40%	0.48%
Allowance for loan losses to non-performing loans			413.85%	350.66%
Allowance for loan losses to total loans			1.62%	1.66%
Shareholders’ equity to total assets			8.35%	8.71%
Dividend payout ratio[4]			18.80%	19.05%
Actual dividends paid to net income[5]			13.79%	13.96%
Book value per share			$14.12	$12.20

1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was 21% for federal income taxes and 3.32% for New York State income taxes for the periods ended December 31, 2019 and 2018. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margin.

	For the three months ended		For the six months ended
(Dollars in thousands)	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Net interest income (GAAP)	$10,911	$9,995	$21,411	$19,652
Tax-equivalent adjustment	627	493	1,203	962
Net interest income (fully taxable-equivalent basis)	$11,538	$10,488	$22,614	$20,614

Average interest-earning assets	$1,403,622	$1,150,768	$1,345,295	$1,142,434
Net interest margin (fully taxable-equivalent basis)	3.29%	3.65%	3.36%	3.61%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.0% of the shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the three months ended September 30, 2019.  Dividends declared during the three months ended December 31, 2019 were paid to the MHC.  Dividends declared during the three months ended September 30, 2018 were paid to the MHC.  The MHC waived its right to receive dividends during the three months ended December 31, 2018.  The MHC’s ability to waive the receipt of dividends is dependent upon annual approval of its members as well as receiving the non-objection of the Federal Reserve Board.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)

	At December 31, 2019	At June 30, 2019
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$34,542	$29,538
Long term certificate of deposit	3,626	2,875
Securities- available for sale, at fair value	192,999	122,728
Securities- held to maturity, at amortized cost	331,989	304,208
Equity securities, at fair value	265	253
Federal Home Loan Bank stock, at cost	3,554	1,759

Gross loans receivable	864,186	798,105
Less: Allowance for loan losses	(13,984)	(13,200)
Unearned origination fees and costs, net	863	833
Net loans receivable	851,065	785,738

Premises and equipment	13,273	13,255
Accrued interest receivable	6,810	5,853
Foreclosed real estate	303	53
Prepaid expenses and other assets	5,525	3,202
Total assets	$1,443,951	$1,269,462

Liabilities and shareholders’ equity
Noninterest bearing deposits	$110,100	$107,469
Interest bearing deposits	1,134,558	1,013,100
Total deposits	1,244,658	1,120,569

Borrowings from FHLB, short term	48,900	8,000
Borrowings from FHLB, long term	12,600	13,600
Accrued expenses and other liabilities	17,247	14,924
Total liabilities	1,323,405	1,157,093
Total shareholders’ equity	120,546	112,369
Total liabilities and shareholders’ equity	$1,443,951	$1,269,462
Common shares outstanding	8,536,414	8,537,814
Treasury shares	74,926	73,526

The above information is preliminary and based on the Company’s data available at the time of presentation.